Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) and to the incorporation by reference therein of our report dated March 26, 2017 with respect to the consolidated financial statements of BOS for the year ended December 31, 2016 included in its annual report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST, FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER A Member Firm of Ernst & Young Global

Tel Aviv, Israel

August 5, 2019